Exhibit 99.1

OKLAHOMA CITY, Sept. 8 /PRNewswire-FirstCall/ -- Bronco Drilling Company, Inc. (Nasdaq: BRNC - News), a Delaware corporation, announced today that it has hired Karl W. Benzer as Chief Operating Officer of the Company.

On August 25, 2005, Karl W. Benzer was appointed as Chief Operating Officer of the Company. The Company has entered into a written employment arrangement with Mr. Benzer. From 2002 to 2005, Mr. Benzer served as a Vice President and Division Manager of Unit Drilling Co., a publicly held oil and natural gas land drilling company. From 1999 to 2001, Mr. Benzer served as the Senior Vice President of UTI Energy and manager of Southland Drilling Company, Ltd and UTI Central Purchasing. UTI was a publicly held oil and natural gas land drilling company that subsequently merged with Patterson Energy. Mr. Benzer graduated from the University of Rhode Island with a Bachelor of Science in mechanical Engineering and a Masters of Business Administration.

Bronco Drilling Company, Inc., is a publicly held company headquartered in Oklahoma City, Oklahoma, and is a provider of contract land drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is listed on The Nasdaq National Market under the symbol BRNC. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.